PLAN OF DISTRIBUTION
                           PURSUANT TO RULE 12B-1 FOR
                    RETAIL SHARES OF THE JAMESTOWN BOND FUND
                       THE JAMESTOWN SHORT TERM BOND FUND

         WHEREAS, Williamsburg Investment Trust (the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which are divided into separate series of Shares; and

         WHEREAS, the Jamestown Bond Fund and The Jamestown Short
Term Bond Fund (the "Funds") are series of the Trust; and

         WHEREAS, the Trust issues shares of the Funds in Classes
(one of which may be designated as Retail Shares); and

         WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Rule 12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each Fund and the holders of its Consultant Shares, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

         NOW, THEREFORE, the Trust hereby adopts this Plan for the Retail Shares of the Funds in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

         1. DISTRIBUTION ACTIVITIES. Subject to the supervision of the Trustees of the Trust, the Funds may, directly or indirectly, engage in any activities related to the distribution of Retail Shares, which activities may include, but are not limited to, the following: (a) payments to securities dealers and others who are engaged in the sale of Retail Shares and who may be advising shareholders of the Funds regarding the purchase, sale or retention of Retail Shares; (b) expenses of maintaining personnel (including personnel of organizations with which the Funds have entered into agreements related to this
Plan) who engage in or support distribution of Retail Shares or who render shareholder support services not otherwise provided by the Funds' transfer agent, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing such other shareholder services as the Funds may reasonably request; (c) formulating and implementing of marketing


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and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparing, printing and distributing sales literature;
(e)preparing, printing and distributing prospectuses and statements of additional information and reports of the Funds for recipients other than existing shareholders of the Funds; and (f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Funds may, from time to time, deem advisable. The Funds are authorized to engage in the activities listed above, and in any other activities related to the distribution of Retail Shares, either directly or through other persons with which the Trust have entered into agreements related to this Plan.

         2. MAXIMUM EXPENDITURES. The expenditures to be made pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed in any fiscal year an amount calculated at the rate of .10% of the average daily net asset value of the Retail Shares of any Fund. Such payments for distribution activities may be made directly by the Retail Shares or the Trust's investment adviser may incur such expenses and obtain reimbursement from the Retail Shares.

         3. TERM AND TERMINATION. This Plan shall become effective on the date hereof. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on such approval. This Plan may be terminated with respect to any Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority (as defined in the 1940 Act) of the outstanding Retail Shares of such Series of the Trust.

         4. AMENDMENTS. This Plan may not be amended with respect to any Fund to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority (as defined in the 1940 Act) of the outstanding Retail Shares of such Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3 hereof.




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         5.       SELECTION AND NOMINATION OF TRUSTEES.  While this Plan
is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         6. QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement, the purposes for which such expenditures were made and the allocation of such expenditures as provided for in Section 7.

         7. ALLOCATING EXPENDITURES BETWEEN CLASSES. Only distribution expenditures properly attributable to the sale of Consultant Shares may be used to support the distribution fee charged to shareholders of such class of Shares. For this purpose, Consultant Shares issued upon reinvestment of dividends or distributions will not be considered sales.

         8. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

         9. LIMITATION OF LIABILITY. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.


         IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the date set forth below.


Dated:             , 1997

Attest:


_______________________________           By: __________________________
Secretary                                     Chairman


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